Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

between

JX LUXVENTURE LIMITED

and

SHENZHEN ZHONGJIYINGFENG INVESTMENT CO., LTD.

Dated as of October 19, 2022

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Definitions	2
SECTION 1.03. Interpretation and Rules of Construction	2

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Common Shares	3
SECTION 2.02. Purchase Price	3
SECTION 2.03. Promissory Note	3
SECTION 2.04. Closing	4
SECTION 2.05. Deliveries by the Seller	4
SECTION 2.06. Deliveries by the Purchaser	5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

SECTION 3.01. Organization, Authority and Qualification of the Seller	5
SECTION 3.02. Capitalization	5
SECTION 3.03. No Conflict	6

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

SECTION 4.01. Organization, Authority and Qualification of the Purchaser	6
SECTION 4.02. No Conflict	6
SECTION 4.03. Governmental Approval	7
SECTION 4.04. Investment Purpose	7
SECTION 4.05. Sufficiency of Funds; Financial Solvency	7
SECTION 4.06. Brokers	7

i

ii

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 19, 2022, between JX Luxventure Limited, a company organized under the laws of the Republic of the Marshall Islands (the “Seller”), and Shenzhen Zhongjiyingfeng Investment Co., Ltd., a company incorporated under the laws of the People’s Republic of China (the “Purchaser”).

WHEREAS, the Seller owns all the issued and outstanding common shares, par value $1.00 per share (the “Common Shares”), of Hongri International Holdings Limited, a company formed under the laws of the British Virgin Islands (“Hongri”); and

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase and accept from the Seller, the Common Shares, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day that is not a Saturday, a Sunday, or any other day on which banks are required or authorized by law to be closed in the People’s Republic of China.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any federal, national, foreign, supranational, state, provincial, local or administrative statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) or a legally binding directive of, or issued by, a Governmental Authority.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Seller Bank Account” means a bank account to be designated by the Seller in written notice to the Purchaser at least one Business Day prior to the first payment by the Purchaser to the Seller pursuant to the Promissory Note.

“Tax” means any and all income, capital, capital gains, franchise, windfall profits, transfer, stamp, property, excise, net worth and similar taxes, fees, levies, duties, tariffs and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.

“Tax Return” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information, returns, or attachments thereto) required to be filed with a Governmental Authority, or provided for under applicable Law, with respect to Taxes.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Closing”	2.04
“Common Shares”	Recitals
“Hongri”	Recitals
“Loss”	6.02
“Pledge and Security Agreement”	2.02
“Promissory Note”	2.03
“Purchase Price”	2.02
“Purchaser”	Preamble
“Seller”	Preamble

SECTION 1.03. Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(viii) references to a Person are also to its successors and permitted assigns;

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(x) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Purchase and Sale of the Common Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser the Common Shares, and the Purchaser shall purchase and accept the Common Shares.

SECTION 2.02. Purchase Price. The purchase price for the Common Shares shall be $10,000,000 (the “Purchase Price”). The entire Purchase Price shall be payable to the Seller pursuant to the terms of a promissory note as set forth below, such promissory note to be secured by a Pledge and Security Agreement (the “Pledge and Security Agreement”).

SECTION 2.03. Promissory Note.

A 5% secured promissory note shall be issued at the Closing by the Purchaser to the Seller in the principal amount of $10,000,000 (the “Promissory Note”). The Promissory Note shall provide for, among other things, a term and amortization period of twenty-four (24) months, with payments be made in the following installments:

(a) The first installment payment of $1,000,000 plus any accrued interest shall be made on or before November 19, 2022;

(b) The second installment payment of $2,000,000 plus any accrued interest shall be made on or before April 19, 2023;

(c) The third installment payment of $3,000,000 plus any accrued interest shall be made on or before April 19, 2024; and

(d) The fourth and final installment of $4,000,000 plus any accrued interest shall be made on or before October 19, 2024.

The Promissory Note shall accrue interest at a fixed rate of 5% per annum and allow for prepayment without any penalty. As security for the performance of the Promissory Note, the Purchaser hereby grants to the Seller a continuing security interest in any and all right, title and interest in the Common Shares, and further irrevocably pledges to the Seller the Common Shares pursuant to the terms of the Pledge and Security Agreement to be entered into at the Closing. The Purchaser and the Seller hereby acknowledge and agree that the security interest created thereby in the Common Shares constitute continuing collateral security for all of the obligations under the Promissory Note, whether now existing or hereafter arising.

SECTION 2.04. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Common Shares contemplated by this Agreement is taking place remotely, by electronic exchange of documents, at a closing (the “Closing”) or, if or to the extent such an exchange is not practicable at the offices of the Crone Law Group P.C. in New York, New York, simultaneously with the execution of this Agreement.

SECTION 2.05. Deliveries by the Seller. Simultaneously with the execution of this Agreement, the Seller shall deliver or cause to be delivered to the Purchaser:

(a) duly executed counterparts to the Pledge and Security Agreement;

(b) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller, a majority of the shareholders of the Seller, and the sole shareholder of Hongri, evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby; and

(c) a certificate of the Secretary or an Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign this Agreement.

SECTION 2.06. Deliveries by the Purchaser. Simultaneously with the execution of this Agreement, the Purchaser shall deliver to the Seller:

(a) the duly executed Promissory Note;

(b) duly executed counterparts to the Pledge and Security Agreement;

(c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser, and, if required by applicable law, a resolution by the Purchaser’s shareholders, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby; and

(d) a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller and its stockholders. This Agreement has been duly executed and delivered by the Seller, and assuming due authorization, execution and delivery by the Purchaser this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

SECTION 3.02. Capitalization. None of the issued and outstanding Common Shares was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Common Shares or obligating either the Seller or Hongri to issue or sell any Common Shares, or any other interest in, Hongri. The Common Shares constitute all of the issued and outstanding capital stock of Hongri and are owned of record and beneficially by the Seller free and clear of all Encumbrances. Upon consummation of the transaction contemplated by this Agreement and registration of the Common Shares in the name of the Purchaser in the stock records of Hongri, the Purchaser, assuming it shall have purchased the Common Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of Hongri free and clear of all Encumbrances. Upon consummation of the transaction contemplated by this Agreement, the Common Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Common Shares.

SECTION 3.03. No Conflict. Assuming compliance with and obtaining of all filings, notifications, consents, approvals, authorizations and other required actions except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance by the Seller of this Agreement will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Seller or Hongri (b) conflict with or violate any material Law or Governmental Order applicable to the Seller or Hongri or any of their respective assets, properties or businesses, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Common Shares or any of the assets of the Seller or Hongri pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Hongri is a party or by which any of the Common Shares or any of such assets or properties is bound or affected, except to the extent that such conflicts, breaches, defaults or other matters would not (i) adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transaction contemplated by, this Agreement or (ii) adversely affect the ability of Hongri to conduct its business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01. Organization, Authority and Qualification of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser and its stockholders. This Agreement has been duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by the Seller this Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

SECTION 4.02. No Conflict. Assuming compliance with and obtaining of all filings, notifications, consents, approvals, authorizations and other required actions except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Purchaser of this Agreement will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transaction contemplated by this Agreement.

SECTION 4.03. Governmental Approval. The execution, delivery and performance by the Purchaser of this Agreement does not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority.

SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Common Shares solely for the purpose of investment and not with a view to or for offer or sale in connection with any distribution there of other than in compliance with all applicable laws, including United States federal securities laws.

SECTION 4.05. Sufficiency of Funds; Financial Solvency. The Purchaser is not entering into the arrangements contemplated by this Agreement, the Promissory Note, or the Pledge and Security Agreement with intent to hinder, delay or defraud its present or future creditors. The Purchaser has not filed and does not intend to file any bankruptcy petition or application for receivership.

SECTION 4.06. Brokers . No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Confidentiality and Non-Solicitation. The Purchaser shall use their reasonable best efforts and cause its respective Affiliates, officers, directors, employees, consultants, advisors and agents to use their respective reasonable best efforts to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the Seller, all confidential information of the Seller, as the case may be, that is made available in connection with this Agreement, and will not release or disclose such confidential information to any other Person, except to their respective auditors, attorneys, financial advisors and other consultants, agents, and advisors in connection with this Agreement. From and after the Closing and until the third anniversary of the Closing, neither the Purchaser or any of its Affiliates shall directly or indirectly solicit, hire, or recruit for their own benefit or the benefit of any other Person, or attempt to solicit, hire, or recruit, any employee of the Seller, or induce any employee of the Seller to terminate their employment. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, and social media, and any other social media platform, whether or not in existence as of the date hereof.

(b) From and after the Closing and until the third anniversary of the Closing, the Seller shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their representatives to, hold in confidence any and all non-public or otherwise confidential information, whether written or oral, concerning the business of Hongri. In the event that the Seller, or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such confidential information, the Seller shall provide notice to the Purchaser in writing regarding the disclosure of such information and use its commercially reasonable efforts to obtain any appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. In the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.01, the Seller shall furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

SECTION 5.02. Tax and Financial Statement Cooperation and Exchange Information. Following the Closing, the Seller and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to the sale and transfer of the Common Shares or Hongri. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 5.02. Each of the Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Common Shares or Hongri for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate; or (ii) six (6) years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after ninety (90) days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 5.02 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(b) Following the Closing, the Purchaser shall cooperate with the Seller in connection with the Seller’s preparation of financial statements, and, if necessary, any audits of the financial performance of Hongri and any of its subsidiaries, for all periods required in connection with the Seller’s reporting obligations under the United States securities laws. Such cooperation shall include, providing full access to the books and records of Hongri and any of its subsidiaries, any work papers generated in connection therewith, Hongri’s personnel, outside auditors, and assisting the Seller in obtaining any required consent of such outside auditors in connection with the Seller’s reporting obligations under the United Stated securities laws.

SECTION 5.03. Procedures for Assets Not Transferred.

(a) Notwithstanding anything to the contrary contained in this Agreement, if after the Closing Date, any assets, including intellectual property, tangible property, or contracts, that are material to the conduct of business of Hongri are not transferable to the Purchaser without the consent or approval of any Governmental Authority or a third party, and such consent or approval has not been obtained or such other requirement has not been satisfied on or prior to the Closing Date, then this Agreement shall not constitute an assignment, transfer or assumption thereof (or obligation to assign, transfer or assume), unless and until such consent or approval has been obtained or such other requirement has been satisfied.

(b) Until such time as (i) a consent, approval or other requirement referred to in Section 5.03(a) is obtained or satisfied, as applicable; or (ii) it has become reasonably apparent that such consent, approval or other requirement is not likely to be obtained or satisfied, as applicable, each party hereto shall, and shall cause its Affiliates to, (A) use commercially reasonable efforts and cooperate with the other party hereto to obtain such consent or approval or to satisfy such other requirement as soon as practicable after the Closing; (B) cooperate in any reasonable and lawful arrangement designed to provide such benefits of such assets to the Purchaser; and (C) use commercially reasonable efforts to cooperate in any reasonable and lawful arrangement designed to procure that the burden of any related liabilities shall be borne by the Purchaser. This Section 5.03(b) shall not apply with respect to contracts, which are the subject of Section 5.03(c).

(c) Notwithstanding anything to the contrary in this Agreement, if the benefit of a contract material to the conduct of Hongri’s business cannot be transferred to the Purchaser except by an assignment or novation made with the consent or approval of a Governmental Authority or a third party this Agreement does not constitute an assignment or an attempted assignment of (or obligation to assign) such contract if the assignment or attempted assignment without first obtaining such consent or approval would constitute a breach of such contract. From and after the Closing, each party hereto, shall use commercially reasonable efforts to obtain such consent or approval to the assignment or novation. In the case of requests by third parties that the Purchaser or one of its Affiliates give a guarantee in connection with any such assignment or novation to an Affiliate of the Purchaser, the Purchaser or one of its Affiliates will give such guarantee. Until any such consent or approval is obtained or until agreement to any such assignment or novation is reached, each party hereto shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate in any reasonable and lawful arrangement designed to provide to the Purchaser, from or after the Closing, the benefit and the burden of such contract. Upon any consent or approval being obtained or agreement to any assignment or novation being achieved, the parties hereto shall, or shall procure that their respective Affiliates shall, assign or enter into an assignment or novation agreement covered by such consent or approval in respect of such contract. Each of the parties hereto shall not, and shall cause each of its Affiliates not to, refuse to enter into such assignment or novation agreement or other arrangement for any reason, including that the Purchaser is able to obtain terms more favorable than those set forth in such contract.

(d) If after the Closing Date, any assets, including intellectual property, tangible property, or contracts, that are material to the conduct of business of Hongri have not been transferred to the Purchaser because they are held in the name of the Seller, but do not require the consent of any Governmental Authority or a third party, the Seller shall cooperate in any reasonable and lawful arrangement with the Purchaser to transfer such material asset.

SECTION 5.04. Sufficiency of Funds. The Purchaser has sufficient assets (or the ability to call sufficient capital from its equity holders) and the financial capability to, or, from and after the Closing Date, will have the financial resources and capabilities to, fully perform its obligations under this Agreement, including the ability to fully pay the Purchase Price, and will have available sufficient cash and cash equivalents and other sources of immediately available funds to make the Purchase Price installment payments when due as required under Section 2.03.

SECTION 5.05. Evidence of Share Transfer. As soon as practicable after the date hereof, the Seller shall deliver copies of the instrument of transfer or other required documentation evidencing the transfer of the Common Shares, subject to the Seller’s security interest in the Common Shares, in book entry form to the Purchaser.

ARTICLE VI

INDEMNIFICATION

SECTION 6.01. Survival of Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement or in any certificates delivered pursuant to this Agreement shall survive the Closing until the purchase price is paid in full pursuant to the Promissory Note or for a period of twelve (12) months after the Closing, whichever period is longer, provided, however, that any claim made with reasonable specificity by the Seller when seeking to be indemnified within the time period set forth in this Section 6.01 shall survive until such claim is finally resolved. The representations and warranties of the Seller contained in this Agreement or in any certificates delivered pursuant to this Agreement shall terminate as of the Closing. None of the covenants or agreements contained in this Agreement shall survive the Closing other than those which by their terms contemplate performance after the Closing and such surviving covenants and agreements shall survive the Closing only until the expiration of the term of the undertaking set forth in such covenants and agreements.

SECTION 6.02. Indemnification by the Purchaser. The Seller, its officers, directors, employees and agents (each a “Seller Indemnified Party”) shall from and after the Closing be indemnified and held harmless by the Purchaser for and against any and all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (hereinafter a “Loss”), arising out of or resulting from (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement, (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement, or (c) the assets, the operations, or the financial condition of the business of, or any direct or indirect liabilities of or relating to, Hongri or any of its subsidiaries, whether arising before or after the Closing.

SECTION 6.03. Limitations on Indemnification. (a) No claim may be asserted nor may any Action be commenced against the Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by the Purchaser describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 6.01.

(b) Notwithstanding anything to the contrary contained in this Agreement, after the Closing, none of the parties hereto and none of their respective Affiliates shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, regardless of whether such damages were foreseeable.

(c) For all purposes of this Article VI, “Losses” shall be net of any recovery or benefit (including insurance) payable to the Seller Indemnified Party or any of its Affiliates in connection with the facts giving rise to the right of indemnification and, if the Seller Indemnified Party or any of its Affiliates receives such recovery or benefit after receipt of payment from the Purchaser, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be paid to the Purchaser. No Seller Indemnified Party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter.

SECTION 6.04. Notice of Loss; Third-Party Claims. (a) A Seller Indemnified Party shall give the Purchaser notice in reasonable detail of any matter which a Seller Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If a Seller Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment against it (each, a “Third-Party Claim”), which may give rise to a claim for Loss under this Article VI, within thirty (30) days of the receipt of such notice (or within such shorter period as may be required to permit the Purchaser to respond to any such claim), the Seller Indemnified Party shall give the Purchaser notice of such Third-Party Claim together with copies of all notices and documents served on or received by the Seller Indemnified Party in respect thereof. The Purchaser shall be entitled to assume and control the defense of such Third -Party Claim at its expense and through counsel of its choice, if it gives notice of its intention to do so to the Seller Indemnified Party within thirty (30) days of the receipt of such notice from the Seller Indemnified Party, it being understood that such election shall be without prejudice to the rights of the Purchaser to dispute whether such claim involves recoverable or indemnifiable Losses under this Article VI. If the Purchaser elects to undertake any such defense against a Third-Party Claim, the Seller Indemnified Party may participate in such defense at its own expense. The Seller Indemnified Party shall cooperate with the Purchaser in such defense and make available to the Purchaser, at the Seller Indemnified Party’s expense, all witnesses, pertinent records, materials and information in the Seller Indemnified Party’s possession or under the Seller Indemnified Party’s control relating thereto (or in the possession or control of any of its representatives) as is reasonably requested by the Purchaser or its counsel. If the Purchaser elects to direct the defense of any such Third-Party Claim, the Seller Indemnified Party shall not pay, or permit to be paid, any part of such Third-Party Claim unless (i) the Purchaser consents in writing to such payment; (ii) the Purchaser withdraws from the defense of such Third-Party Claim; or (iii) a final judgment from which no appeal may be taken by or on behalf of the Purchaser is entered against the Seller Indemnified Party for such Third-Party Claim. If the Seller Indemnified Party assumes the defense of any such Third-Party Claim pursuant to this Section 6.04 and proposes to settle such Third-Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Seller Indemnified Party shall give the Purchaser prompt written notice thereof and the Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such Third-Party Claim. The Seller Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Purchaser’s prior written consent. The Purchaser shall have the right to settle any Third-Party Claim for which it obtains a full release of the Seller Indemnified Party in respect of such Third-Party Claim or to which settlement the Seller Indemnified Party consents in writing, such consent not to be unreasonably withheld or delayed.

SECTION 6.05. Remedies . Each of the parties hereto acknowledges and agrees that following the Closing, other than as provided in Section 7.07 and except with respect to claims for fraud, the indemnification provisions of this Article VI shall be the sole and exclusive remedies of the parties hereto for any breach of the representations and warranties contained in this Agreement and for any failure to perform and comply with any covenant or agreement in this Agreement.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transaction contemplated hereby.

SECTION 7.02. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transaction contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

SECTION 7.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

(a)	if to the Seller:

JX Luxventures Limited

Attention: Sun Lei, Chief Executive Officer

E-mail:

with a copy to:

The Crone Law Group, P.C.

420 Lexington Avenue, Suite 2446,

New York, NY 10170

Attention: Tammara Fort, Esq.

E-mail: tfort@cronelawgroup.com

(b)	if to the Purchaser:

Shenzhen Zhongjiyingfeng Investment Co., Ltd.

Attention: Fang Kai

E-mail:

SECTION 7.04. Entire Agreement. This Agreement, the Promissory Note, and the Pledge and Security Agreement constitutes the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, including the Memorandum of Understanding, dated October 10, 2022, between the Seller and the Purchaser, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of law provision or rule. Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of New York for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement brought by any party hereto; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 7.03; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of New York; (iii) such Action is brought in an inconvenient forum; (D) that the venue of such Action is improper; or (iv) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS THIS AGREEMENT OR UNDER ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

SECTION 7.07. Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by a party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking. The parties hereto further agree that the Seller shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, the Promissory Note, or the Pledge and Security Agreement in order to cause the Purchaser to pay the Purchase Price in the amounts and at the times due under the Promissory Note and to enforce specifically the payment of the Purchase Price on the terms and subject to the conditions in this Agreement. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

SECTION 7.08. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 7.09. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Seller.

SECTION 7.10. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 7.11.

SECTION 7.11. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 7.12. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JX LUXVENTURE LIMITED

By:	/s/ Sun Lei
	Name:	Sun Lei
	Title:	Chief Executive Officer

SHENZHEN ZHONGJIYINGFENG
INVESTMENT CO., LTD.

By:	/s/ Fang Kai
	Name:	Fang Kai
	Title:	Legal Representative

[Signature Page to the Stock Purchase Agreement]